EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces First Quarter 2013 Financial Results

SPOKANE, Wash., April 26, 2013 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCQB:NBCT), the bank holding company for Inland Northwest Bank (the "Bank" or "INB"), today reported financial results for the quarter ended March 31, 2013.

Financial Highlights

  Achieved 5th consecutive quarter of profitability with net income of $605 thousand.
  Non-performing assets decreased 40% year over year to the lowest balance of non-performing assets since 2008.
  Residential mortgage revenue increased 83% year over year.
  Hired two commercial loan officers for the Spokane and Coeur d'Alene markets.
  Increased total non-interest bearing deposits to 23.4% of total deposits.
  Maintained net interest margin of 4.11% for the quarter, which is identical to the net interest margin on a year over year comparison.
  Book value increased 6.2% year over year to $8.88 per share.

First Quarter Results

Net income for the first quarter of 2013 was $605 thousand, compared to $325 thousand reported for the first quarter of 2012. After accrual of dividends on preferred stock and related accretion adjustments totaling $169 thousand, the net income available for common shareholders was $436 thousand for the first quarter of 2013 ("1Q13") compared to $156 thousand for the first quarter of last year ("1Q12").

Earnings per diluted share available for common shareholders for the first quarters of 2013 and 2012 were $0.14 and $0.05, respectively.

Randall L. Fewel, President and CEO of both the Company and the Bank, said, "First quarter results were very encouraging. We made progress in many key areas. Year over year, top line revenue increased by 6%, net income increased by 179%, non-performing assets decreased by 40% and our residential mortgage area saw an increase in revenue of 83%. Overall, we are very excited about how this year is starting out." This was the Company's fifth consecutive quarter of profitability.

Total Revenue

Total revenue for the Company was $5.0 million for the first quarter of 2013, compared to $4.7 million for the first quarter of 2012, representing an increase of $284 thousand, or 6.0%. Total revenue is defined as net interest income plus noninterest income. Net interest income was up $99 thousand and noninterest income was up $185 thousand year over year. Net interest income increased, because the Bank was able to lower interest expense by $245 thousand year over year while interest income declined by $146 thousand.

Loan Losses, Provision Expense and ALLL

Net charge-offs in 1Q13 were $180 thousand compared to $79 thousand in the same quarter last year. The Bank expensed $244 thousand during 1Q13 into the Allowance for Loan and Lease Losses (the "ALLL") compared to $600 thousand during 1Q12. As of March 31, 2013, the Bank's ALLL was $5.3 million, or 1.97% of gross loans. This is comparable to the level on December 31, 2012, when it was $64 thousand less and represented 1.94% of the loan portfolio.

Net Interest Income and Margin

Net interest income increased from $3.6 million in 1Q12 to $3.7 million in 1Q13, an increase of $99 thousand, or 2.7%. The net interest margin (interest income minus interest expense, divided by average earning assets) remained stable at 4.11% for 1Q13 which was identical to the net interest margin for 1Q12. This compares to a net interest margin of 4.00% for all of 2012.

Noninterest Income

Noninterest income was 1.30% of average assets in the first quarter this year, compared to 1.14% last year. Noninterest income increased by $185 thousand, or 16.8%, from $1.1 million in the first quarter last year, to $1.3 million in the first quarter this year. The primary driver of this improvement was the Bank's Mortgage Department which saw revenue climb by $228 thousand, or 83%, year over year.

Noninterest Expense

Noninterest expense for the first quarter increased by 6.6%, from $3.7 million last year, to $3.9 million this year, an increase of $241 thousand. As a percentage of average assets, noninterest expense increased from 3.79% in 1Q12 to 3.94% in 1Q13. Salaries and benefits expense accounted for $67 thousand of the increase which was largely due to increased commissions paid to residential mortgage originators. The single biggest variance in noninterest expense was a net loss on the sale of foreclosed real estate which was $81 thousand in 1Q13, compared to zero in the same quarter last year.

Balance Sheet

As of March 31, 2013, the Company had total assets of $391.8 million, compared to $398.9 million on December 31, 2012.  This represents a decrease of $7.0 million, or 1.8%, compared to year-end 2012.

Deposits at March 31, 2013 were $334.4 million, an increase of $1.3 million, or 0.4%, compared to December 31, 2012, but a decrease of $9.2 million, or 2.7%, compared to March 31, 2012. Fewel commented that: "We worked hard to reduce our interest expense in 2012, and we were very successful in doing that, but it also resulted in a slight decline in total deposits as higher cost certificates of deposit were allowed to run off. Our core deposits continue to show modest growth."

Core deposits (all deposits except time deposits) ended the quarter at $256.3 million, which is 76.6% of total deposits. This represents an increase of $2.5 million, or 1.0%, since the beginning of the year and an increase of $6.3 million, or 2.5%, over the $250.0 million level on March 31, 2012. Noninterest bearing deposits were $78.2 million at quarter end, representing 23.4% of total deposits. This compares to noninterest bearing deposits of $75.9 million at March 31, 2012, which represented 22.1% of total deposits at that time. Noninterest bearing deposits at year end 2012 were $77.9 million and represented 23.4% of total deposits. The level of noninterest bearing deposits at quarter end represented growth of $2.3 million, or 3.1%, compared to March 31, 2012.

"Commercial lending is an area where we are focused on making improvements," Fewel commented. "Commercial loan demand was still fairly tepid in the first quarter, but the Bank recently hired two commercial loan officers bringing our total in Spokane and Coeur d'Alene to eight. They are working hard to build a pipeline of quality commercial loans, so we are optimistic that we will start to see some loan growth later in 2013."

The Bank's loan portfolio was $270.0 million on March 31, 2013. This was down $1.7 million, or 0.6%, from year end and was down $1.5 million, or 0.5%, from March 31, 2012, when the loan portfolio was $271.5 million.

The Company's investment portfolio stood at $69.4 million as of March 31, 2013, down $4.2 million, or 5.6%, from the year end level of $73.6 million. The net unrealized gain in the portfolio was $2.7 million, which was just $52 thousand less than the $2.8 million net unrealized gain in the portfolio at year end 2012. Five securities were sold in the three-month period ended March 31, 2013, resulting in gross realized gains of $106 thousand.

Capital Ratios

The Bank's Leverage Capital Ratio at March 31, 2013 was 10.65% compared to 10.38% on March 31, 2012. The regulatory minimum to be considered well-capitalized is 5.0%.

The Bank's Total Risk-based Capital Ratio at March 31, 2013 was 14.21% compared to 13.31% on March 31, 2012. The regulatory threshold for this ratio for a bank to be considered well-capitalized is 10.0%.

Nonperforming Loans and Foreclosed Real Estate ("NPAs")

The Bank's nonperforming assets were $10.3 million at quarter end, representing 2.62% of total assets. Nonperforming assets ("NPAs") are defined as loans on which the Bank has stopped accruing interest and foreclosed real estate.  NPAs at the end of 2012 were $12.5 million representing 3.13% of total assets, and at March 31, 2012, NPAs were $17.1 million, representing 4.31% of total assets.

"The trend in NPAs has been headed in the right direction," Fewel commented. "We sold a motel property in the first quarter that the Bank had foreclosed on some fifteen months earlier. It was great to get that off our books. NPAs at the end of March are the lowest they have been since 2008, and we expect NPAs to continue to decrease throughout this year."

Summary

Fewel summarized the quarterly results by saying: "We are proud of our first quarter results and of the fact we now have five consecutive quarters of profitability. We are encouraged by the continued decline in problem assets, the strong performance of our mortgage banking area, and a new level of activity from the commercial lenders. We believe this bodes well for the remainder of 2013 and beyond, despite the continued pressure on our net interest margin and the increased burden in the regulatory environment."

Fewel pointed out that the book value of the Company's common stock stood at $8.88 per share on March 31, 2013, up $0.52, or 6.2%, over the $8.36 per share book value on March 31, 2012. The stock's book value at the end of 2012 was $8.74.

Other Matters

Under the Jumpstart Our Business Startups ("JOBS") Act, which Congress passed in 2012, banks and bank holding companies may deregister their shares and suspend public reporting obligations under the Securities and Exchange Act of 1934 if they have less than 1,200 shareholders of record. On April 26, 2013, the Company filed a notice of termination of registration on Form 15 with the Securities and Exchange Commission (the "SEC"), and the deregistration is expected to become effective ninety days after the filing date. Management and the Board of Directors concluded the cost of compliance with general SEC reporting requirements does not provide sufficient benefit to the Company or its shareholders to justify the expense and decided to deregister in order to reduce the costs associated with remaining an SEC registrant. Deregistration is expected to provide significant annual savings to the Company by reducing accounting, legal, professional and administrative costs associated with being an SEC registrant. The Company has fewer than 600 shareholders of record, and deregistration is not expected to have any material effect on trading activity in the Company's common stock. The Company's stock is currently traded on the OTCQB Marketplace under the symbol NBCT, and this is expected to continue following deregistration. The Company will continue to file required reports with its regulators and intends to make audited annual financial statements and summary quarterly financial information available to shareholders on a timely basis on the Bank's website at www.inb.com.

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington.  INB operates seven branches in Spokane County, Washington, and four branches in North Idaho (Kootenai County).  INB specializes in meeting the financial needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private banking products and services.  The Company's stock is quoted by the OTC Markets, http://www.otcmarkets.com/, and by other financial reporting services under the symbol "NBCT."

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts and pertain to the Company's future operating results.  When used in this release, the words "expects," "anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. These risks and other factors are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Item 1A. Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Northwest Bancorporation, Inc.
         Randall L. Fewel, President and CEO
         (509) 462-3600

         -or-

         Holly Poquette, Chief Financial Officer
         (509) 456-8888